Exhibit 99.1

Kips Bay Medical Reports First Quarter 2011 Results & FDA Update

Minneapolis, MN, May 12, 2011 (BUSINESS WIRE)—Kips Bay Medical, Inc. (NASDAQ: KIPS) today announced financial results for the three months ended April 2, 2011.

Financial Results

In the first quarter of 2011, net sales and gross profit were $110,000 and $73,000, respectively. Net loss in the first quarter of 2011 was $909,000, or $0.06 per diluted share, compared to our net loss of $3.5 million, or $0.27 per diluted share, in the first quarter of 2010.  During the first quarter of 2011, we initiated sales with two new independent distributors, and we achieved a gross margin of 66.4% compared to 69.0% in the fourth quarter of 2010. The gross margin variance resulted from a change in the distributor sales mix during the quarter and the impact of reduced manufacturing volumes on our cost of sales. Also note that our net loss for the first quarter of 2010 included a $2.3 million non-cash charge for an increase in the estimated fair value of an investor stock purchase option liability. This option was exercised in February 2010 at which time the related liability was reclassified to equity.

Balance Sheet and Cash Flow

Cash and short-term investments increased to $17.2 million at April 2, 2011 from $3.8 million as of December 31, 2010. Total current assets increased to $18.2 million from $5.7 million over the same period. These increases were driven by our Initial Public Offering (“IPO”) completed in February 2011, from which we realized net proceeds of approximately $13.6 million.

Our current liabilities decreased from $5.7 million as of December 31, 2010 to $5.3 million as of April 2, 2011. This decrease resulted from our payment of certain expenses related to our IPO that were both in accounts payable and accrued liabilities as of December 31, 2010, and paid upon the completion of our IPO.

Cash used in operations declined from $972,000 for the three months ended April 3, 2010 to $215,000 for the three months ended April 2, 2011. This decrease is attributable to the decrease in the deferred offering costs, recorded as part of prepaid expenses and other current assets, which were reclassified to additional paid-in capital upon the completion or our IPO, partially offset by the payment of certain IPO expenses that were recorded in accounts payable and accrued liabilities as of December 31, 2010.

FDA Update

As we previously reported, the United States Food and Drug Administration (“FDA”) had disapproved our most recent amendment to our application for an Investigational Device Exemption (“IDE”). In follow-up conversations with the FDA, the agency indicated that it needed to review our IDE information with outside experts before it could provide further guidance to us.

We are currently engaged in a constructive dialog with the FDA, focused on the development of the clinical protocol for our eSVS MESH, but have not yet received additional guidance from the agency regarding an amended filing.

Patent Update

We previously reported that we had received a notice of allowance on one European patent application which gives us the opportunity to have the patent issued in individual countries within Europe. We have chosen to have this patent granted in eight European nations: Belgium, Switzerland, Germany, Spain, France, the United Kingdom, Italy and the Netherlands. We expect these patents to be issued within the next two months.

Looking Ahead

Our ability to maintain and improve margins will be dependent upon both the pricing we are able to negotiate with our distributors and future production levels required to support commercial sales and our clinical trials. Sales, general and administrative expenses will continue to increase as we expand our sales and marketing activities and incur expenses required to comply with public company reporting requirements.  We expect to make significant investments in R&D once we are able to commence our US IDE trial and our post-market clinical studies to be conducted in Europe.

“The first quarter of 2011 was an extraordinarily busy time for Kips Bay,” said Manny Villafaña, Kips Bay Medical Chairman and Chief Executive Officer. “We completed our initial public offering in February, an effort which had started in January of 2010 and required considerable attention from our senior management team. We now look forward to focusing our attention on the commercialization of our eSVS MESH abroad and obtaining an Investigational Device Exemption to begin clinical trials in the United States.”

About Kips Bay Medical

Kips Bay Medical, Inc., founded in 2007 and headquartered in Minneapolis, Minnesota, is a medical device company focused on manufacturing and commercializing its eSVS MESH for use in coronary artery bypass grafting surgery.  Additional information about Kips Bay Medical, Inc. can be found at www.KipsBayMedical.com.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) issuance of European patents within the next two months; (ii) obtaining IDE approval; (iii) increases in sales, general and administrative expenses; (iv) significant investments in R&D; (v) post market clinical studies to be conducted in Europe; and (vi) commercialization of our eSVS MESH abroad are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to, the potential for the FDA’s refusal to grant, or delays in granting, IDE approval; lack of growth, or declines, in CABG procedures; unanticipated negative results in clinical trials and other factors detailed from time to time in our SEC filings, including our annual report on Form 10-K filed on March 31, 2011 and subsequent periodic reports. We encourage you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and we undertake no obligation to update them to reflect subsequent events or circumstances.

Contact:

Kips Bay Medical, Inc.
Manny Villafaña, Chairman and Chief Executive Officer
Scott Kellen, Chief Financial Officer
Phone: +1-763-235-3540
Email:	Manny.Villafana@KipsBayMedical.com
Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Operations (unaudited)

(Dollars in thousands, except share and per share amounts)

	Three Months Ended
	April 2, 2011	April 3, 2010

Net sales	$110	$—
Cost of sales	(37)	—
Gross profit	73	—

Operating Expenses:
Research and development	434	904
Selling, general and administrative	552	295
Operating loss	(913)	(1,199)
Interest income	4	4
Change in fair value of investor stock purchase option	—	(2,290)
Net loss	$(909)	$(3,485)
Basic and diluted net loss per share	$(0.06)	$(0.27)
Weighted average shares outstanding — basic and diluted	14,598,092	12,965,069

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(Dollars in thousands, except share and per share amounts)

	April 2, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$16,962	$3,548
Short-term investments	236	236
Accounts receivable	66	56
Inventories	671	606
Prepaid expenses and other current assets	228	1,260
Total current assets	18,163	5,706
Property and equipment, net	446	466
Total assets	$18,609	$6,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$100	$180
Accrued liabilities	194	539
Accrued milestone and royalties	5,004	5,005
Total current liabilities	5,298	5,724

Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of April 2, 2011 and December 31, 2010, respectively	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 15,734,291 and 13,581,791 issued and outstanding as of April 2, 2011 and December 31, 2010, respectively	157	136
Additional paid-in capital	34,156	20,405
Retained deficit	(21,002)	(20,093)
Total stockholders’ equity	13,311	448
Total liabilities and stockholders’ equity	$18,609	$6,172

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(Dollars in thousands)

	Three Months Ended
	April 2, 2011	April 3, 2010
Cash flows from operating activities:
Net loss	$(909)	$(3,485)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	23	18
Stock-based compensation	140	187
Change in fair value of investor stock purchase option	—	2,290
Changes in operating assets and liabilities:
Accounts receivable	(10)	—
Inventories	(65)	—
Prepaid expenses and other current assets	1,032	(299)
Accounts payable	(80)	372
Accrued liabilities	(345)	(55)
Accrued milestone and royalties	(1)	—
Net cash used in operating activities	(215)	(972)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	—	240
Purchases of short-term investments	—	(1)
Purchase of property and equipment	(3)	(17)
Net cash (used in) provided by investing activities	(3)	222
Cash flows from financing activities:
Proceeds from sale of common stock in IPO, net of related costs of $2,868	13,632	—
Proceeds from exercise of investor option to purchase common stock	—	3,750
Proceeds from sale of common stock under private placement offerings, net of issuance costs	—	1,236
Net cash provided by financing activities	13,632	4,986
Net increase in cash and cash equivalents	13,414	4,236
Cash and cash equivalents at beginning of period	3,548	2,469
Cash and cash equivalents at end of period	$16,962	$6,705

Supplemental non-cash disclosures:
Reclassification of investor stock purchase option liability to equity	$—	$3,250